Buckeye Wind Energy Class B Holdings LLC and Subsidiaries Consolidated Financial Statements as of December 31, 2020, and 2019, and for each of the Three Years in the Period Ended December 31, 2020 and Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT To the Managing Member of Buckeye Wind Energy Class B Holdings LLC and Subsidiaries Chicago, Illinois We have audited the accompanying consolidated financial statements of Buckeye Wind Energy Class B Holdings LLC and Subsidiaries (the "Company"), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, equity, and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes to the consolidated financial statements. Management's Responsibility for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Auditors' Responsibility Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Buckeye Wind Energy Class B Holdings LLC and Subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2020, in accordance with accounting principles generally accepted in the United States of America. March 4, 2021  Deloitte & Touche LLP  111 S. Wacker Drive  Chicago, IL 60606  USA  Tel: 312‐486‐1000  Fax: 312‐486‐1486  www.deloitte.com

CONSOLIDATED BALANCE SHEETS As of December 31, ASSETS 2020 2019 CURRENT ASSETS: Cash and cash equivalents $ 1,632,707 $ 1,849,701 Accounts receivable 1,059,433 1,128,291 Prepaid expenses and other current assets 869,086 820,950 Total current assets 3,561,226 3,798,942 LONG-TERM ASSETS: Property, plant and equipment — net 249,463,444 261,158,989 Other long-term assets 902,604 775,268 Total long-term assets 250,366,048 261,934,257 TOTAL(1) $ 253,927,274 $ 265,733,199 LIABILITIES AND EQUITY CURRENT LIABILITIES: Accounts payable $ 195,539 $ 46,340 Accounts payable — related parties 294,995 261,888 Risk management liabilities — 35,530 Other liabilities and accrued expenses 1,132,239 595,820 Total current liabilities 1,622,773 939,578 LONG-TERM LIABILITIES: Asset retirement obligations 8,190,519 9,410,491 Other long-term liabilities 2,357,611 1,907,705 Total long-term liabilities 10,548,130 11,318,196 Total liabilities(1) 12,170,903 12,257,774 COMMITMENTS AND CONTINGENCIES — — EQUITY: Members' equity 139,564,371 132,929,425 Noncontrolling interest 102,192,000 120,546,000 Total equity 241,756,371 253,475,425 TOTAL $ 253,927,274 $ 265,733,199 (1) Consolidated assets at December 31, 2020 and 2019 include total assets of $253,927,274 and $265,709,224, respectively, of a certain variable interest entity (VIE) that can only be used to settle the liabilities of the VIE. Consolidated liabilities at December 31, 2020 and 2019 include total liabilities of $12,135,216 and $12,224,076, respectively, of a certain VIE. See Note 8. See notes to consolidated financial statements. BUCKEYE WIND ENERGY CLASS B HOLDINGS LLC AND SUBSIDIARIES - 2 -

CONSOLIDATED STATEMENTS OF OPERATIONS For the Years Ended December 31, 2020 2019 2018 OPERATING REVENUES — $ 14,149,303 $ 14,532,620 $ 13,638,315 OPERATING EXPENSES: Plant operating and maintenance expense(1) 6,778,465 6,824,861 7,642,906 Depreciation and accretion expense 10,484,006 10,532,382 10,631,486 General and administrative expense 763,307 641,810 525,667 Taxes (other than income taxes) 828,548 820,979 811,668 Total operating expenses — 18,854,326 18,820,032 19,611,727 LOSS FROM OPERATIONS — (4,705,023) (4,287,412) (5,973,412) OTHER — NET — (6,279) 22,275 24,520 NET LOSS — (4,711,302) (4,265,137) (5,948,892) NONCONTROLLING INTEREST SHARE (20,992,369) (16,170,338) (39,582,199) NET INCOME ATTRIBUTABLE TO MEMBER $ 16,281,067 $ 11,905,201 $ 33,633,307 (1) For each of the three years in the period ended December 31, 2020, related party transactions in the amount of $2,009,452, $1,912,165, and $1,926,614, respectively, are included in plant operating and maintenance expense (see Note 11). See notes to consolidated financial statements. BUCKEYE WIND ENERGY CLASS B HOLDINGS LLC AND SUBSIDIARIES - 3 -

CONSOLIDATED STATEMENTS OF EQUITY Total Members' Equity Noncontrolling Interest BEGINNING EQUITY — January 1, 2018 $ 274,855,928 $ 102,672,557 $ 172,183,371 Capital contributions 4,106,840 — 4,106,840 Capital distributions (8,345,359) (7,129,347) (1,216,012) Net income (loss) (5,948,892) 33,633,307 (39,582,199) ENDING EQUITY — December 31, 2018 $ 264,668,517 $ 129,176,517 $ 135,492,000 Capital contributions 3,185,508 — 3,185,508 Capital distributions (10,113,463) (8,152,293) (1,961,170) Net income (loss) (4,265,137) 11,905,201 (16,170,338) ENDING EQUITY — December 31, 2019 $ 253,475,425 $ 132,929,425 $ 120,546,000 Capital contributions 4,444,294 — 4,444,294 Capital distributions (11,452,046) (9,646,121) (1,805,925) Net income (loss) (4,711,302) 16,281,067 (20,992,369) ENDING EQUITY — December 31, 2020 $ 241,756,371 $ 139,564,371 $ 102,192,000 See notes to consolidated financial statements. BUCKEYE WIND ENERGY CLASS B HOLDINGS LLC AND SUBSIDIARIES - 4 -

CONSOLIDATED STATEMENTS OF CASH FLOWS For the Years Ended December 31, 2020 2019 2018 CASH FLOWS FROM OPERATING ACTIVITIES: Net loss $ (4,711,302) $ (4,265,137) $ (5,948,892) Adjustments to reconcile net loss to net cash provided by operating activities: Depreciation and accretion expense 10,484,006 10,532,382 10,631,486 Unrealized (gains) losses on risk management contracts (35,530) 35,530 — Changes in assets and liabilities: Accounts receivable 68,858 (28,775) (54,573) Prepaid expenses and other current assets (48,137) (39,103) 138,785 Other long-term assets (127,336) 227,370 5,730 Accounts payable 149,199 (116,497) (55,461) Accounts payable — related parties 33,107 (271,006) (68,322) Other liabilities and accrued expenses 986,326 759,135 420,375 Net cash provided by operating activities 6,799,191 6,833,899 5,069,128 CASH FLOWS FROM INVESTING ACTIVITIES: Additions to property, plant and equipment (8,433) — — Net cash used in investing activities (8,433) — — CASH FLOWS FROM FINANCING ACTIVITIES: Capital contributions from noncontrolling interest 4,444,294 3,185,508 4,106,840 Capital distributions (9,646,121) (8,152,293) (7,129,347) Capital distributions to noncontrolling interest (1,805,925) (1,961,170) (1,216,012) Net cash used in financing activities (7,007,752) (6,927,955) (4,238,519) NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS (216,994) (94,056) 830,609 CASH AND CASH EQUIVALENTS — Beginning of year 1,849,701 1,943,757 1,113,148 CASH AND CASH EQUIVALENTS — End of year $ 1,632,707 $ 1,849,701 $ 1,943,757 See notes to consolidated financial statements. BUCKEYE WIND ENERGY CLASS B HOLDINGS LLC AND SUBSIDIARIES - 5 -

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2020 AND 2019 AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2020 1. DESCRIPTION OF BUSINESS Buckeye Wind Energy Class B Holdings LLC, a Delaware limited liability company, together with its subsidiaries is herein defined as the “Company.” The purpose of the Company is to own, operate and maintain the Buckeye Wind Energy Center (the “Project”) located in Ellis County, Kansas. The Project is a 200.5 megawatt (“MW”) electricity generating facility with 112 wind turbine generator units. The Project commenced commercial operations in September 2015. On December 18, 2015, the Company executed the Amended and Restated Limited Liability Company Agreement of Buckeye Wind Energy Class B Holdings LLC (“Operating Agreement”), between Invenergy Renewables Global LLC (“Class B Member” and “Managing Member”) and HA INV Buckeye LLC (“Class A Member”). The Class B Member is appointed to manage the day-to-day business and affairs of the Company. The Operating Agreement calls for available cash amounts to be allocated as follows: first, 100% to the Class A Member, until the Class A Member has received the Minimum Distribution Amount, as outlined in Schedule 1.1 of the Operating Agreement; second, 100% to the Class B Member, until the Class B Member has received the amount outlined in Schedule 1.1 of the Operating Agreement; third, 66.225% to the Class A Member and 33.775% to the Class B Member until the Class A Member has achieved the targeted internal rate of return; and thereafter, 18.000% to the Class A Members and 82.000% to Class B Member. The Company owns 100% of the Class B membership interest in Buckeye Wind Energy Holdings LLC (“Holdings”), which directly owns 100% of the membership interest in Buckeye Wind Energy LLC (“Buckeye”), the direct owner of the Project. At December 31, 2020, consolidated members’ equity of $139.6 million was allocated $75.3 million to the Class A Member and $64.3 million to the Class B Member. At December 31, 2019, consolidated members’ equity of $132.9 million was allocated $77.4 million to the Class A Member and $55.5 million to the Class B Member. 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Principles of Consolidation and Basis of Presentation — The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). All intercompany accounts and transactions are eliminated in consolidation. Subsequent events were evaluated through March 4, 2021, the date the consolidated financial statements were available to be issued. Management Estimates — The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Fair Value Measurements — Fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction in the principal market in which the reporting entity transacts based on the assumptions market participants would use when pricing the asset or liability. The fair value BUCKEYE WIND ENERGY CLASS B HOLDINGS LLC AND SUBSIDIARIES - 6 -

measurements incorporate various factors such as the liquidity premiums that may be demanded by market participants and the credit standing of the counterparties involved. Such credit risk adjustments are based on current market inputs where available such as credit default hedge spreads. Internal models may be utilized when market information is not available. Financial assets and liabilities are recorded at fair value on the consolidated balance sheets using inputs from the three levels of the fair value hierarchy. A financial asset or liability classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement (see Note 4). The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels. The Company also incorporates non-performance risk in net liability positions based on an assessment of market participants’ assumptions of the Company’s potential risk of default. The three levels are as follows: • Level 1 – Inputs are quoted prices (unadjusted) for identical financial assets or liabilities in active markets that the Company has the ability to access at the measurement date. • Level 2 – Inputs other than quoted prices that are directly observable for similar financial assets or liabilities or indirectly observable through corroboration with observable market data. • Level 3 – Unobservable inputs for assets or liabilities that are only used when there is little, if any, market data available at the measurement date. The Company develops these inputs based on the best information available, including its own data. Observable and unobservable third-party forward price inputs used in the valuation are obtained from a third- party pricing source and are subject to a review by the Company’s management at each reporting period. Company management performs procedures around both inputs and industry standard techniques utilized to ensure that the results of the valuation are reasonable. Cash and Cash Equivalents — Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less. The carrying amount of cash equivalents approximates fair value because of the short maturity of these instruments. The Company has not experienced any losses in such accounts. Inventory — Inventory is stated at the lower of cost or net realizable value using the average cost method. Inventory consists primarily of spare parts used to generate electricity. The Company recorded $605,710 and $402,806 of inventory in other long-term assets on the consolidated balance sheets as of December 31, 2020 and 2019, respectively. Property, Plant and Equipment — net — Property, plant and equipment is categorized as the following: • Land improvements – costs associated with making the land ready for use. • Plant – costs related to the purchase, construction or improvement of the Project. • Other property and equipment – any costs not associated with either land improvements or plant activities that add lasting value to the Project. Property, plant and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of the assets, which range from 3 to 30 years. Maintenance and repairs are expensed in the period incurred, while plant and equipment improvements which extend the useful lives or improve the quality of the assets are capitalized (see Note 5). Impairment of Long-Lived Assets — The Company assesses the recoverability of its long-lived tangible assets when conditions are present which may indicate a potential impairment. The Company compares the carrying value of the assets to the undiscounted cash flows of the related operations to determine whether any impairment exists. Relevant factors, along with management’s plans with respect to operations, are considered in assessing the recoverability of long-lived assets. If the Company determines, based on such measures, that the carrying amount is impaired, the long-lived assets will be written down to their fair value - 7 -

with a corresponding charge to the consolidated statements of operations. No impairment was recorded in 2020, 2019 and 2018. Derivative Instruments and Hedging Activities — The Company utilized derivative instruments to manage its exposure to fluctuations in transmission congestion (“FTRs”) (see Note 6). Revenue related to net settlements under the FTRs was recognized per the settlement terms of the FTR contracts. The derivatives matured in May 2020. The Company recognized its derivative instruments on the consolidated balance sheets as either assets or liabilities at fair value. The change in fair value is immediately recognized in earnings as a component of operating revenues on the consolidated statements of operations. Asset Retirement Obligation — The Company enters into agreements to lease land on which to construct and operate its wind energy project. Pursuant to certain lease agreements, the Company is required to decommission its wind energy project to provide for the restoration of the leased property at the end of the lease terms. The Company recognizes an asset retirement obligation (“ARO”) when it has a legal obligation to perform decommissioning, reclamation or removal activities upon retirement of an asset. When recording an ARO, the present value of the projected liability is recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The liability is accreted each period over the maximum term of the contractual agreements. The Company records an offsetting asset to the obligation as an increase to the carrying amount of the related long-lived asset and depreciates the asset over the maximum term of the contractual agreements. The residual value of the related long-lived asset is excluded from the calculation. The Company uses significant assumptions and estimates to determine the amount of the asset retirement obligations, including the amount and timing of future expenditures, the discount rate, and the inflation effect on decommissioning costs. Since these estimates can change based on new information, the Company periodically re-evaluates these assumptions and estimates. During 2020, the Company recorded adjustments related to revised cost estimates (see Note 7). Variable interest entities – An entity is considered to be a VIE when its total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support, or its equity investors, as a group, lack the characteristics of having a controlling financial interest. A reporting company is required to consolidate a VIE as its primary beneficiary when it has both the power to direct the activities of the VIE that most significantly impact the VIE's economic performance, and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company evaluates whether an entity is a VIE whenever reconsideration events as defined by the accounting guidance occur (see Note 8). Noncontrolling Interest — The Company maintains control of Holdings through its management and contractual rights even though ownership interests are held by owners other than the Company or its related parties. As a result, the Company is required to consolidate Holdings and present the other owners’ interests as noncontrolling interests on the consolidated financial statements. Noncontrolling interest represents the portion of the Company’s net income (loss) and net assets that is allocated to the third party owners. Noncontrolling interest is included as a component of equity on the consolidated balance sheets. The Operating Agreement of Holdings calls for the allocation of profit and loss on an income tax basis. Additionally, cash and other benefits associated with this agreement are allocated in varying amounts throughout the life of the Holdings. Therefore, the Company’s and other investors’ (collectively the “Owners”) interests in Holdings are not fixed, and Holdings applies the Hypothetical Liquidation at Book Value (“HLBV”) method in allocating book profit or loss measured on a pre-tax basis to the Owners. - 8 -

The HLBV method measures the amount of cash that each owner would receive at each reporting date, including tax benefits realized by the Owners, upon a hypothetical liquidation of Holdings at the net book value of its underlying assets. The change in the amount of cash that each owner would receive at the reporting date compared to the amount it would have received on the previous reporting date represents the amount of profit or loss allocated to each owner for the reporting period.

Revenue Recognition — The Company earns operating revenues primarily from electricity sales. Electricity sales encompass energy and capacity sales for electricity delivered under the power purchase agreements ("PPAs") (see Note 9), electricity sold to wholesale electric power markets, sales of renewable energy credits ("RECs"), and settlements of FTRs (see Note 6). The terms of the contracts will determine whether the Company accounts for the contracts as leases Accounting Standards Codification ("ASC") 840, *Leases*, derivatives under ASC 815, *Derivatives and Hedging*, or contracts with customers under ASC 606, *Revenues from Contracts with Customers*. For contracts accounted for as operating leases, including PPAs, the Company records operating revenue when all output is delivered to customers. For all other contracts, the Company records revenues in accordance with ASC 606 as disclosed below.

Electricity Sales – The Company sells electricity directly to an electric power market, through day ahead offerings or real time deliveries. The Company's performance obligations are generally satisfied over time as the customer simultaneously receives and consumes benefits upon the delivery of electricity and related products. Revenue is recorded based upon the output delivered at market rates. The invoiced amounts reasonably represent the value to the customer for the Company's performance. As such, the Company has elected the invoicing practical expedient and recognizes revenues in the amount to which the Company has a right to invoice. There are no significant judgments in allocating the transaction price since the performance obligations are satisfied simultaneously upon the generation of electricity from the facility. Payment terms generally require that the customer pays for the power or the energy-related commodity within the month following delivery to the customer.

Renewable Energy Credits – The Company sells stand-alone RECs to customers either under long-term agreements or spot sales. The Company's performance obligation, the transfer of a REC from a wind facility to a customer, is satisfied at a point in time. One REC is evidence that one megawatt-hour ("MWh") of electricity was generated from a renewable energy source. Revenue related to the RECs is recognized at the transfer of the REC certificate. Payment terms generally require customers pay within the month following delivery of the invoice of the REC attributes being billed.

The following table presents the Company's revenues for the years ended December 31, 2020 and 2019:

	2020	2019
Electricity sales	$ 2,160,652	$ 2,895,865
Renewable energy credits	116,300	89,068
Other[1]	11,872,351	11,547,687
Total operating revenue	$ 14,149,303	$ 14,532,620

[1] Includes revenues earned primarily from contingent rentals under ASC 840 and derivatives accounted for under ASC 815.

The Company's receivables associated with revenues earned from contracts with customers consist of billed and unbilled amounts, which are recorded in accounts receivable on the Company's consolidated balance sheets. The amount of accounts receivable outstanding from contracts with customers as of December 31, 2020, December 31, 2019 and December 31, 2018 was $76,661, $171,205 and $70,706, respectively.

Concentration of Credit Risk — The Company has three main customers, the Lincoln Electric System ("LES"), SPP electric power market, and the Kansas Municipal Electric Authority ("KMEA"). All significant revenues are for energy delivered under the Company's PPAs and power sold to the wholesale electric power market.

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The Company has experienced no credit losses to date on its sales, therefore, no allowance for doubtful accounts has been provided. Land Contracts and Easements — The Company has entered into land lease agreements and easement agreements, all of which are accounted for as operating leases. Lease expense is recognized on a straight-line basis if the agreement includes known escalating payments over the existing lease term. Some of the lease agreements include contingent rent payments based on a predetermined percentage of operating revenues of the Project. Contingent rent payments are recognized in the period in which they occur (see Note 10). Income Taxes — As a limited liability company that elected to be taxed as a partnership, the Company is not subject to income taxation under United States federal law or the state laws of Kansas, where it operates. Therefore, the Company has made no accrual for United States federal or state income taxes as of December 31, 2020, 2019, and 2018. 3. RECENT ACCOUNTING PRONOUNCEMENTS The following table provides a brief description of recent accounting pronouncements that could have a material effect on the Company’s consolidated financial statements: Standard Description Expected Date of Adoption Effect on the consolidated financial statements or other significant matters Standards that are not yet adopted as of December 31, 2020 ASU 2016-02 Leases (Topic 842) and related ASUs The standard requires lease assets and lease liabilities, including operating leases, to be recognized on the consolidated balance sheet for all leases with terms longer than twelve months. The guidance also requires disclosure of key information about leasing arrangements. The effective date of adoption for private companies has been extended to January 1, 2022. Early adoption is permitted. January 1, 2022 The Company is currently reviewing its portfolio of contracts and evaluating the proper application of the standards update to these contracts in order to determine the impact the adoption will have on its consolidated financial statements and related disclosures. ASU 2016-13 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Statements and related ASUs The standard requires the replacement of the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. During 2019, the FASB changed the effective date of adoption for private companies to January 1, 2023. Early adoption is permitted. January 1, 2023 The Company is currently evaluating the potential impact of the updated guidance on its consolidated financial statements and related disclosures. ASU 2018-17 Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities The standard provides private companies the option to elect not to apply VIE guidance to legal entities under common control if both the parent and the legal entity being evaluated for consolidation are not public business entities. Early adoption is permitted. January 1, 2021 The Company is currently evaluating the potential impact of the updated guidance on its consolidated financial statements and related disclosures. - 10 -

ASU 2020-01 Investments – Equity Securities (Topic 321), Investments – Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the interactions between Topic 321, Topic 323, and Topic 815 The standard clarifies that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting under Topic 323 for the purposes of applying the measurement alternative in accordance with Topic 321 immediately before applying or upon discontinuing the equity method. Early adoption is permitted. January 1, 2022 The Company is currently evaluating the potential impact of the updated guidance on its consolidated financial statements and related disclosures. 4. FAIR VALUE MEASUREMENT The Company identified its FTRs as items governed under fair value accounting during the year ended December 31, 2020. The FTRs, which were classified as Level 3, matured in May 2020. The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to value the FTRs. The Company has determined that unobservable inputs have a significant impact on the measurement of fair value and are designated Level 3 inputs for purposes of disclosure. The following table presents the Company’s liabilities measured and recorded at fair value on the consolidated balance sheets on a recurring basis and their level within the fair value hierarchy: Fair Value as of December 31, 2020 Level 1 Level 2 Level 3 Total Risk Management Liabilities FTRs $ — $ — $ — $ — Fair Value as of December 31, 2019 Level 1 Level 2 Level 3 Total Risk Management Liabilities FTRs $ — $ — $ 35,530 $ 35,530 The following table presents the activity for the derivative instruments that are designated Level 3 for the years ended December 31: Level 3 2020 2019 2018 Total gains or losses (realized/unrealized): Included in earnings $ 15,170 $ (48,136) $ — Settlements 20,360 12,606 — - 11 -

5. PROPERTY, PLANT AND EQUIPMENT — NET Property, plant and equipment — net, consisted of the following for the periods presented: As of December 31, 2020 2019 Land improvements $ 8,809,634 $ 8,809,634 Plant 292,176,956 292,176,956 Other property and equipment 7,796,249 9,339,328 Subtotal 308,782,839 310,325,918 Less accumulated depreciation (59,319,395) (49,166,929) Property, plant, and equipment — net $ 249,463,444 $ 261,158,989 The Company recorded $10,152,466, $10,198,804, and $10,309,777 of depreciation expense for the years ended December 31, 2020, 2019, and 2018, respectively, on the consolidated statements of operations. 6. RISK MANAGEMENT AND HEDGING ACTIVITIES As of December 31, 2020, the Company did not have any derivative instruments outstanding. The following table summarizes the fair value of the derivative instruments recorded on the Company’s consolidated balance sheets for the periods presented: As of December 31, 2020 As of December 31, 2019 Risk Management Liabilities Risk Management Liabilities Current Long-Term Current Long-Term Derivative Instruments Not Designated for Hedge Accounting FTRs $ — $ — $ 35,530 $ — - 12 -

Gains or losses related to the Company’s derivative instruments are recorded in operating revenues on the consolidated statements of operations as follows for the years ended: December 31, 2020 Net Settlement Payments Changes in Fair Value in Operating Revenues Derivative Instruments Not Designated for Hedge Accounting FTRs $ (20,360) $ 35,530 December 31, 2019 Net Settlement Payments Changes in Fair Value in Operating Revenues Derivative Instruments Not Designated for Hedge Accounting FTRs $ (12,606) $ (35,530) December 31, 2018 Net Settlement Payments Changes in Fair Value in Operating Revenues Derivative Instruments Not Designated for Hedge Accounting FTRs $ — $ — 7. ASSET RETIREMENT OBLIGATION The following table provides a reconciliation of the ending aggregate carrying amount of the ARO for the years ended December 31: 2020 2019 2018 Balance — January 1 $ 9,410,491 $ 9,076,913 $ 8,755,204 Revisions in ARO estimate (1,551,512) — — Accretion expense 331,540 333,578 321,709 Balance — December 31 $ 8,190,519 $ 9,410,491 $ 9,076,913 8. VARIABLE INTEREST ENTITIES The Company is an equity investor in the Project in which it shares ownership rights with third-parties. Under the arrangement, the Company maintains the decision rights around operations and maintenance of the Project and has the obligation to absorb a significant portion of expected losses through its equity interest. Accordingly, the Company is determined to be the primary beneficiary under the arrangement and consolidates the entity within the consolidated financial statements. - 13 -

Total assets and total liabilities of the VIE were as follows for the periods presented: As of December 31, 2020 2019 Assets Current assets $ 3,561,226 $ 3,774,967 Property, plant and equipment — net 249,463,444 261,158,989 Other long-term assets 902,604 775,268 Total assets $ 253,927,274 $ 265,709,224 Liabilities Current liabilities $ 1,587,086 $ 905,880 Asset retirement obligations 8,190,519 9,410,491 Other long-term liabilities 2,357,611 1,907,705 Total liabilities $ 12,135,216 $ 12,224,076 9. POWER PURCHASE AGREEMENTS On December 17, 2014, the Company entered into a 25-year PPA with LES, whereby it will sell 100.2 MWs of its electrical output from the initial delivery date through December 2040. Pursuant to terms under the PPA, the Company is required to make payments to LES if the Expected Annual Output of electrical output is not delivered each annual period. No such amounts were paid by the Company in 2020, 2019 or 2018 and management does not believe that such payments are likely to be required in the future. On November 22, 2017, the Company entered into a 15-year PPA with Kansas Municipal Energy Agency, whereby it will sell 41.0 MWs of it electrical output beginning in June 2018 through 2033. Pursuant to terms under the PPA, the Company is required to make payments to KMEA if the Company doesn’t meet or exceed the guaranteed mechanical availability percentage. No such amounts were paid by the Company in 2020, 2019, or 2018 and management does not believe that such payments are likely to be required in the future. These PPAs qualify as operating leases under ASC 840, Leases. All lease revenues are contingent on units of output. 10. COMMITMENTS AND CONTINGENCIES The Company leases land used by the Project under various operating lease agreements that extend through 2040. The Company recorded $1,817,420, of which $1,362,323 represented minimum rent payments, $449,905, represented straight-line rent payments and $5,192 represented contingent payments for the year ended December 31, 2020. For 2019, total lease expense incurred was $2,109,139, of which $1,362,323 represented minimum rent payments, $449,905 represented straight-line rent payments and $296,911 represented contingent payments. For 2018, total lease expense incurred was $1,970,442, of which $1,362,323 represented minimum rent payments, $449,905 represented straight-line rent payments, and $158,214 represented contingent rent payments. - 14 -

The following is a schedule by years of future minimum lease payments required under operating leases that have an initial or remaining non-cancellable lease terms in excess of one year as of December 31, 2020:

Years Ending December 31		
2021	$	1,362,323
2022		1,362,323
2023		1,362,323
2024		1,362,323
2025		1,632,266
Thereafter		30,958,421
Total	$	38,039,979

11. RELATED PARTY TRANSACTIONS

On May 14, 2015, the Company entered into a Facility Management Agreement ("Agreement") with Invenergy Services LLC ("Services"). The Agreement calls for a fixed monthly payment of $16,580, escalating annually for the Consumer Price Index ("CPI"), which covers all direct and indirect administrative expenses and reimbursement for Services' operating costs, home office labor and out-of-pocket expenses. Per the Agreement, the Company shall pay Services a monthly management fee of $15,640, escalated annually for CPI, and an energy services fee for an amount no greater than $10,000 until the termination of the Agreement. The Agreement requires an annual remote monitoring and reset fee of $1,459 per wind turbine generator ("WTG") escalating annually for CPI until the termination of the Agreement. Under the Agreement, Services shall also be reimbursed for direct operating expenses. The Company recorded in plant operating and maintenance expense on the consolidated statements of operations $2,009,452, $1,912,165, and $1,926,614 of such related party transactions for the years ended December 31, 2020, 2019, and 2018, respectively.

Some third party invoices are paid by Services or other related affiliates on behalf of the Company. Such invoices are billed to the Company and reimbursed at cost.

12. SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES

Noncash activities for the Company that have been excluded from the consolidated statements of cash flows include the following for the years ended:

	December 31,		
	2020	**2019**	**2018**
Noncash investing activities:			
Revisions in ARO estimate in current year	$ 1,551,512	$ —	$ —

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